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                                                                    EXHIBIT 23.2

The Board of Directors of
Opus 360 Corporation:

    When the stock split referred to in Note 10 of the Notes to Financial Statements has been consummated, we will be in a position to issue the following consent.

                                          /s/ KPMG LLP

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors of
Opus360 Corporation:

    We consent to the use of our reports included herein, dated February 8, 2000 except as to paragraphs 24 and 25 of note 10, paragraphs 6 through 12 of note 13, and paragraphs 18 through 20 of note 13 which are as of March 1, 2000 and to the reference to our firm under the heading "Experts" in the prospectus.


New York, New York
March 27, 2000